Master Trust Agreement

for

FTP Series

Effective: November 18, 2025

Between

First Trust Portfolios L.P.
Depositor

The Bank of New York Mellon
Trustee

First Trust Advisors L.P.
Portfolio Supervisor

This Master Trust Agreement, dated as of November 18, 2025, is entered into among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, and First Trust Advisors L.P., as Portfolio Supervisor. The Trust formed by this Trust Agreement shall be governed by the terms of this Trust Agreement; the Trust may from time to time create Series; and each Series created within the Trust shall be governed by the related Series Trust Agreement by and among the parties named therein and this Trust Agreement.

NOW, THEREFORE, the parties hereto hereby agree:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. The following terms when used in this Trust Agreement have the following meanings unless the context clearly indicates otherwise. Terms used in this Trust Agreement and not defined in this Article I have the meanings assigned to such terms in the related Series Trust Agreement and Standard Terms and Conditions (as defined below).

“Delaware Statutory Trust Act” means the Delaware Statutory Trust Act (12 Del. C. Section 380 (et seq.)), as amended from time to time.

“Series” means each separate series of beneficial interests in a segregated pool of assets of the Trust with the characteristics assigned thereto in the Delaware Statutory Trust Act; each Series will be as described in and be composed of the assets and rights described in the Series Trust Agreement bearing the applicable series designation.

“Series Trust Agreement” means, with respect to each Series created pursuant to Article IV of this Trust Agreement, the Series Trust Agreement entered into in connection with the creation of such Series together with the Standard Terms and Conditions incorporated therein, including any schedules, exhibits, annexes or other attachments thereto, as amended from time to time, and which supplements the provisions of the Trust Agreement for purposes of such Series.

“Series Trustee” means, with respect to any Series, the trustee named in the related Series Trust Agreement, or any successor trustee appointed as provided in such Series Trust Agreement.

“Standard Terms and Conditions” means the Standard Terms and Conditions of Trust with respect to each Series, in the form incorporated by each Series Trust Agreement as such terms and provisions are amended or supplemented by the related Series Trust Agreement.

“Trust” means the Delaware statutory trust created by this Trust Agreement.

“Trust Agreement” means this Master Trust Agreement as amended, amended and restated, supplemented or otherwise modified from time to time.

“Trustee” means The Bank of New York Mellon, appointed as trustee pursuant to the terms of this Trust Agreement, and any successors thereto or assigns thereof in such capacity.

“Unit” means each unit of fractional undivided interest in and ownership of a Series as specified in the applicable Series Trust Agreement.

Section 1.02 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules apply to the construction of this Trust Agreement:

(a) Words importing the singular number include the plural number and vice versa.

(b) The captions and headings herein are solely for convenience of reference and do not constitute a part of this Trust Agreement and shall not affect its meaning, construction or effect.

(c) The words “hereof,” “herein,” “hereto” and other words of similar import in the Trust Agreement mean “in” and “under” this Trust Agreement and the exhibits hereto but do not, unless expressly stated, include any Series Trust Agreement nor the Standard Terms and Conditions as incorporated therein.

ARTICLE II

CREATION OF TRUST

Section 2.01 Creation; Purpose.

(a) The name of the Trust is “FTP Series”. The Trust will be located and administered in the State of Delaware or the State of New York. The Trustee shall take the actions on behalf of the Trust specified in this Trust Agreement. Each Series Trustee and the Depositor shall administer and manage the assets of the Series and shall make and execute contracts and other instruments on behalf of the Trust with respect to such Series as provided in the Series Trust Agreement and the Standard Terms and Conditions. It is the intention of the parties hereto that the Trust constitute a statutory trust under the Delaware Statutory Trust Act. The Trustee shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) the Certificate of Trust of the Trust in the form attached hereto as Exhibit A (the “Certificate of Trust”)and any other certificate which the Depositor determines to be required under the Delaware Statutory Trust Act to be filed with the Secretary of State. This Trust Agreement together with each Series Trust Agreement and the Standard Terms and Conditions will constitute the governing instrument of the Trust.

(b) All bank accounts (for the avoidance of doubt, this provision refers only to bank accounts and not other custodial, clearing or other similar accounts) maintained by a Series Trustee on behalf of a Series shall be located in the State of Delaware or the State of New York. The Trust shall not have any employees; provided, however, that nothing herein shall restrict or prohibit the Trustee from having employees within or without the State of Delaware or the State of New York. Payments shall be received by the Trust only in the State of Delaware or the State of New York, and payments shall be made by the Trust only from the State of Delaware or the State of New York. The only office of the Trust shall be the corporate trust office of the Trustee in the State of Delaware or the State of New York, and the principal place of business of the Trust shall be the corporate trust office of the Trustee.

(c) The purpose of the Trust is to operate as a registered investment company under the Investment Company Act of 1940, as amended.

(d) To the fullest extent permitted by law, the Trust shall be solely responsible for all actions taken by each of the Series Trustee, Depositor and Portfolio Supervisor on behalf of a Series, and none of the Series Trustee, Depositor or Portfolio Supervisor, when acting in such capacity shall be personally liable for the contracts, obligations, undertaking, actions, debts, liabilities or expenses of the Trust.

Section 2.02 Series. The Trust shall be composed of separate series of beneficial interests, each constituting a Series in a segregated pool of assets of the Trust pursuant to Section 3806(b)(2) of the Delaware Statutory Trust Act, and each Series shall be a separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act. Accordingly, separate and distinct records shall be maintained by the Trust for each Series, and the assets of the Trust associated with each Series shall be held in such separate and distinct records (directly or indirectly through a nominee or otherwise) and accounted for by the Trust in such separate and distinct records separately from the assets of the Trust or any other Series or in any other manner permitted by Section 3804(a) of the Delaware Statutory Trust Act.

The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series. Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series. Notice of this limitation on interseries liabilities shall be set forth in the Certificate of Trust to be filed in the Office of the Secretary of State of the State of Delaware, and, upon the giving of such notice in the Certificate of Trust, the statutory provisions of Section 3804(a) of the Delaware Statutory Trust Act relating to limitations on interseries liabilities (and the statutory effect under Section 3804(a) of setting forth such notice in the Certificate of Trust) will become applicable to the Trust and each Series.

Section 2.03 Execution of Documents. Each Depositor and Series Trustee named as Depositor and Series Trustee in the Series Trust Agreement and each other Person authorized by the Series Trust Agreement and Standard Terms and Conditions is hereby authorized to execute and deliver documents related to the Series, and documents so executed and delivered by a Depositor, Series Trustee or other authorized Person shall be valid obligations of the Trust and assigned to the related Series.

ARTICLE III

TRUSTEE

Section 3.01 Appointment. The Bank of New York Mellon is hereby appointed by the Depositor to serve as the trustee of the Trust. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Series Trustees, Depositor, Portfolio Supervisor or any other Person.

Section 3.02 Duties. The duties of the Trustee are limited to the execution of the Certificate of Trust and any other certificates which it or the Depositor determines to be required to be filed with the Delaware Secretary of State which the Trustee is required to execute under Section 3811 of the Delaware Statutory Trust Act in the form approved by the Depositor. To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Unit holders, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Trustee expressly set forth in this Trust Agreement. The Trustee will have no liability for the acts or omissions of any Series Trustee, Depositor, Portfolio Supervisor or any other Person.

Section 3.03 Removal and Resignation. The Trustee may be removed by the Depositor upon 60 days prior written notice to the Trustee. The Trustee may resign upon 60 days prior written notice to the Depositor. No resignation or removal of the Trustee shall be effective except upon the appointment of a successor Trustee. If no successor has been appointed within such 60-day period, the Trustee or the Depositor may, at the expense of the Trust, petition a court to appoint a successor Trustee.

Section 3.04 Successor. Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee is a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, will be the successor Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

Section 3.05 Rights and Protections. The Trustee is entitled to all of the same rights, protections, indemnities and immunities under this Trust Agreement and with respect to the Trust as the Series Trustees. No amendment or waiver of any provision of this Trust Agreement which adversely affects the Trustee will be effective against it without its prior written consent.

ARTICLE IV

CREATION OF SERIES

Section 4.01 Creation of Series. The parties hereto may from time to time enter into Series Trust Agreements, containing such terms, including, without limitation, the terms of any incorporated Standard Terms and Conditions, as the parties deem appropriate and as are acceptable to the Series Trustee, and thereby create Series, and the Depositor may sell, transfer, assign and otherwise convey Securities to the Trust, or cause another Person to sell, transfer, assign and otherwise convey Securities to the Trust, to be assigned to such Series. The Series Trustee for each new Series will be set forth in the Series Trust Agreement.

Section 4.02 Segregation of Assets.

(a) The assets of each Series shall be a segregated pool of assets of the Trust pursuant to Section 3806(b)(2) of the Delaware Statutory Trust Act and the related Units shall be separate series of the Trust within the meaning of Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act.

(b) Each Series Trust Agreement (or the Standard Terms and Conditions incorporated thereby) shall contain a provision substantially similar to the following:

The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series described in this Series Trust Agreement shall be enforceable against the assets of this Series only, and not against the assets of the Trust generally or the assets of any other Series. Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of this Series.

(c) Each contract and agreement entered into by the Trust shall state the Series to which such contract or agreement relates and shall contain an express provision to the effect that all liabilities and obligations under such contract or agreement shall be enforceable against the assets of such Series only and not against the assets of the Trust generally or the assets of any other Series; provided, however, the failure to include such provision shall not be deemed to effect the limitation of liability of a Series as described in this Trust Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Governing Law. The validity and construction of this Trust Agreement and all amendments hereto, and each Series Trust Agreement and incorporated Standard Terms and Conditions, shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the parties hereto and the Unit holders intend that the provisions hereof, and of each Series Trust Agreement and incorporated Standard Terms and Conditions, shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Statutory Trust Act) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Depositor, the Portfolio Supervisor, the Trustee, any Series Trustee, the Unit holders or this Trust Agreement or any Series Trust Agreement and incorporated Standard Terms and Conditions any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Statutory Trust Act) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof, including, but not limited to: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, (g) the existence of rights or interests (beneficial or otherwise) in trust assets, (h) the ability of beneficial owners or other Persons to terminate or dissolve a trust, or (i) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or beneficial owners that are inconsistent with the limitations on liability or authorities and powers of the Trustee, any Series Trustee, the Depositor, the Portfolio Supervisor or the Unit holders set forth or referenced in this Trust Agreement or any Series Trust Agreement and incorporated Standard Terms and Conditions. Sections 3540, 3542 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust or any Series.

Section 5.02 Further Assurances. The Depositor agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by a Series Trustee or the Trustee more fully to effect the purposes of this Trust Agreement, the transfer of the Securities to the Trust and the assignment of the assets to the respective Series.

Section 5.03 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 5.04 hereof or pursuant to any applicable provision of the Delaware Statutory Trust Act.

Section 5.04 Termination; Dissolution; Sale of Assets. The Trust shall dissolve and wind up its affairs in accordance with Section 3808 of the Delaware Statutory Trust Act at the election of the Depositor on the date upon which the last Series has terminated and all amounts finally due and owing to the Unit holders are to be paid pursuant to the Series Trust Agreements. Upon the completion of winding up of the Trust, including the payment or the making reasonable provision for payment of all obligations of the Trust in accordance with Section 3808 of the Delaware Statutory Trust Act, the Trustee, at the direction and expense of the Depositor, shall file a certificate of cancellation with the Delaware Secretary of State in accordance with Section 3810 of the Delaware Statutory Trust Act, at which time the Trust and this Trust Agreement shall terminate.

Section 5.05 Amendments to Trust Agreement. This Trust Agreement, including the exhibits hereto, may be amended from time to time as provided in this Section 5.05.

(a) This Trust Agreement may be amended at any time and from time to time by agreement among the parties hereto to cure any formal defect, omission, inconsistency or ambiguity or for any other purpose and in any other respect which they may deem necessary or desirable, without the consent of the Unit holders of the Series to which the amendment applies, if the Depositor determines that such amendment will not alter or change the powers, preferences or special rights of any Units issued with respect to such Series so as to materially affect them adversely.

(b) No amendment pursuant to this Section 5.05 shall take effect unless the Trust and each Series Trustee have received an opinion of counsel to the effect that any such amendment complies with this Section 5.05.

(c) Each Series Trust Agreement shall be amended as set forth in such Series Trust Agreement. To the extent a Series Trust Agreement is amended, any such amendments shall apply to the related Series and shall not constitute an amendment to this Trust Agreement or any exhibit hereto.

(d) Each Standard Terms and Conditions shall be amended as set forth in such Standard Terms and Conditions. To the extent a Standard Terms and Conditions is amended, any such amendments shall apply to the related Series and shall not constitute an amendment to this Trust Agreement or any exhibit hereto.

Section 5.06 Joinder of Series Trustees. By its execution of a Series Trust Agreement, each Series Trustee named in such Series Trust Agreement (and any successor thereto) shall, without any further action by such Series Trustee or any other Person, be deemed to be a party to this Trust Agreement with all of the rights and obligations applicable to a Series Trustee hereunder. Upon the termination of a Series Trust Agreement, the Series Trustee named in such Series Trust Agreement (or any successors thereto) shall, without any further action by such Series Trustee or any other Person, no longer be deemed to be a party to this Trust Agreement as applicable to the terminated Series Trust Agreement (or the Series created thereunder).

Section 5.07 Notices. Any notice or other instrument in writing which is authorized or required by this Trust Agreement to be given shall be sufficiently given if sent by “Electronic Means” (meaning telecopy, e-mail or other electronic means of communication including “electronic transmission” as defined in the Delaware Statutory Trust Act, with the means of transmission and address or addresses to be as specified by the Person to whom the notice is given) or addressed to and received by the addressee at its office specified below if the Persons listed below serve in the respective capacities listed below, or at such other place as the addressee may from time to time designate to the parties hereto in writing, or, if a Person listed below does not serve in the capacity listed below, then at the address provided in the Series Trust Agreement or otherwise provided in writing by such Person.

(i)	If to the Series Trustee for a Series, at the address set forth in the related Series.
(ii)	If to the Depositor:

First Trust Portfolios L.P.

120 East Liberty Drive
Suite 400
Wheaton, Illinois 60187,

(iii)	If to the Portfolio Supervisor:

First Trust Advisors L.P.

120 East Liberty Drive
Suite 400
Wheaton, Illinois 60187,

(iv)	If to the Trustee:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attn: Unit Investment Trust Division

Section 5.08 Counterparts. This Trust Agreement may be executed in several counterparts each of which shall be regarded as the original and all of which shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Master Trust Agreement to be executed by their respective duly authorized officers as of the date first above written.

First Trust Portfolios L.P., Depositor

By:	/s/ Ronda L. Saeli-Chiappe
	Name:	Ronda L. Saeli-Chiappe
	Title:	Senior Vice President

The Bank of New York Mellon, Trustee

By:	/s/ Rosalia A. Koopman
	Name:	Rosalia A. Koopman
	Title:	Senior Director

First Trust Advisors L.P., Portfolio Supervisor

By:	/s/ Ronda L. Saeli-Chiappe
	Name:	Ronda L. Saeli-Chiappe
	Title:	Senior Vice President

Exhibit A

To Master Trust

Agreement

Form of Certificate of Trust

CERTIFICATE OF TRUST
OF
FTP Series

This Certificate of Trust of FTP Series (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is FTP Series.

2. Registered Office; Registered Agent. The address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests (each a “Series”) having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time.

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Certificate of Trust shall be effective upon filing.

THE BANK OF NEW YORK MELLON, not individually but solely as Trustee

By:	/s/ Rosalia A. Koopman
	Name:	Rosalia A. Koopman
	Title:	Senior Director